Exhibit 99.1

PRESS RELEASE

ESCALADE ANNOUNCES EXECUTIVE MANAGEMENT CHANGE

Evansville, IN (January 30, 2009) Escalade, Incorporated (NASDAQ: ESCA) announced today that it has accepted the resignation of Terry D. Frandsen as Vice President and Chief Financial Officer. Robert J. Keller, Escalade’s President and Chief Executive Officer, said that the Company and Mr. Frandsen had reached a mutual decision for Mr. Frandsen to leave Escalade. Mr. Frandsen’s resignation does not impact or in any way relate to the financial statements or reporting of Escalade or its subsidiaries.

Effective immediately, Escalade has engaged Thomas Brosig to serve in the role of Escalade’s Chief Financial Officer on an interim basis. Mr. Brosig has been providing operational consulting services to Escalade since December 2008 and has significant chief financial and operating officer experience.

Mr. Keller, commenting on the management change, said “We thank Terry for his service over the last six years. Terry has made many contributions to Escalade, and we wish him the best in the future.” Mr. Keller continued “We anticipate that the Company’s process for evaluating the Company’s needs and potential CFO candidates will be thorough, efficient and prompt. We do not anticipate any significant disruption in the Company’s business or financial operations during this transition period.”

Escalade is a leading manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Robert J. Keller, President and CEO at 812/467-1288.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, risks relating to changes to our management team, the impact of competitive products and pricing, product demand and acceptance, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Copies of these filings are available from the Company and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Escalade undertakes no obligation to update or revise any forward-looking statements after the date hereof.

Contact:

Robert J. Keller
President and CEO
812/467-1288
www.EscaladeInc.com